EXHIBIT 23.1

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the incorporation by reference in registration statement no. 333-58976 on Form S-3 and registration statement no. 333-43530 on Form S-3, for the registration of notes by EOP Operating Limited Partnership and the guarantees of such notes by Equity Office Properties Trust as prescribed in the prospectus to be filed on or about the date hereof, of our report, dated January 29, 2001, related to Spieker Properties, Inc. included in Equity Office Properties Trust’s July 5, 2001 Form 8-K and of our report, dated January 29, 2001, related to Spieker Properties, L.P. included in EOP Operating Limited Partnership’s July 5, 2001 Form 8-K and to all references to our Firm included in the registration statements and such prospectus.

/s/ Arthur Andersen LLP

San Francisco, California,
February 11, 2002